Exhibit 10.46

FIRST AMENDMENT TO

EXERCISE AGREEMENT

THIS FIRST AMENDMENT TO EXERCISE AGREEMENT (this “Amendment”), is made as of September 20, 2007 (the “Effective Date”, by and among M-Wave, Inc., a Delaware corporation (the “Company”) and MAG Capital, LLC, a California limited liability company, Mercator Momentum Fund, LP, a California limited partnership, Mercator Momentum Fund III, LP, a California limited partnership, and Monarch Pointe Fund, Ltd., an international business company organized under the laws of the British Virgin Islands (collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company and the Stockholders entered into that certain Exercise Agreement dated as of January 26, 2007 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, the Company and the Stockholders desire to amend the Agreement in order to eliminate the Stockholder put rights contained in Article IV thereof; and

WHEREAS, in exchange for the elimination of the put rights, the Company agrees that, on the closing date of the mergers of SunFuels, Inc. and Blue Sun Biodiesel LLC into Ocean Merger Sub, Inc., (the “Closing Date”), the Company will use all of its remaining cash after paying all accrued liabilities of the Company as of the Closing Date to pay to the Stockholders all accrued but unpaid dividends on their shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, including any such dividends that have been waived.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Article IV. Article IV of the Agreement is hereby deleted in its entirety and replaced with the following.

“ARTICLE IV

PAYMENT OF ACCRUED DIVIDENDS ON SERIES B SHARES; MANDATORY REDEMPTION OF SERIES A SHARES

Section 4.1 Payment of Dividends on Series B Shares. On the closing date under the Merger Agreement, (the “Closing Date”) the Company will use its remaining cash and cash equivalents after paying all accrued liabilities of the Company as of the Closing Date (the “Remaining Cash”) to pay to the Stockholders the accrued but unpaid dividends on their shares of Series B Convertible Preferred Stock as of the Closing Date (“Accrued Dividends”). Dividends shall be paid to the Stockholders pro rata based on the number of shares of Series B Convertible Preferred Stock owned by each of them. For purposes of this Agreement, the Remaining Cash does not include any cash that is paid to the Company by SunFuels, Inc. pursuant to Section 13.1 of the Merger Agreement, as amended by the Second Amendment thereto (the “Reimbursed Cash”). For the avoidance of doubt, the Reimbursed Cash shall be retained by the Company and not paid to the Stockholders.

Section 4.2 Mandatory Redemption of Series A Shares. If the Company has any Remaining Cash after making the dividend payment required by Section 4.1 (such additional cash, “Excess Cash”), then the Company shall use such Excess Cash to redeem shares of Series A Convertible Preferred Stock of the Company from the Stockholders. The redemption price per share of Series A Convertible Preferred Stock shall be $3.92 per share (the “Redemption Price”). Shares of Series A Convertible Preferred Stock shall be redeemed from the Stockholders pro rata based on the number of shares of Series A Convertible Preferred Stock owned by each of them.

Section 4.3 Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock, by reason of any stock dividends, splits, mergers, recapitalizations or other changes in the corporate or capital structure of the Company, the number and kind of Shares subject to this Article IV and the Redemption Price shall be appropriately adjusted.

Section 4.4 Waiver of Accrued Dividends. If the Accrued Dividends exceed the Remaining Cash on the Closing Date (such excess, “Excess Dividends”), then the Stockholders hereby permanently waive and release the Company from any liability for such Excess Dividends, effective as of the closing of the mergers under the Merger Agreement.”

2. Representations and Warranties. Each of the parties hereto represents and warrants as follows:

(a) The execution, delivery and performance by such party of this Amendment and the performance by such party of the Agreement, as amended hereby, have been duly authorized by all necessary action, and such party has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Agreement, as amended hereby.

(b) Each of this Amendment and the Agreement, as amended hereby, is a legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

3. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

M-Wave, Inc.

By:	/s/ Jim Mayer
Name: Jim Mayer
Title: Interim CEO

Monarch Pointe Fund Ltd.		Mercator Momentum Fund, L.P.

By:	M.A.G. CAPITAL, LLC	By:	M.A.G. CAPITAL, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Harry Aharonian	By:	/s/ Harry Aharonian
	Harry Aharonian		Harry Aharonian
	Portfolio Administrator		Portfolio Administrator

By:	/s/ Todd Bomberg	By:	/s/ Todd Bomberg
	Todd Bomberg		Todd Bomberg
	Chief Investment Officer		Chief Investment Officer

Mercator Momentum Fund III, L.P.

By:	M.A.G. CAPITAL, LLC
Its:	General Partner

By:	/s/ Harry Aharonian
Harry Aharonian
Portfolio Administrator

By:	/s/ Todd Bomberg
Todd Bomberg
Chief Investment Officer

SIGNATURE PAGE